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                                                                    EXHIBIT j(2)

                          INDEPENDENT AUDITORS' CONSENT



The Board of Trustees and Shareholders
Short-Term Investments Trust.:

We consent to the use of our reports on the Treasury Portfolio, the Government & Agency Portfolio and the Government TaxAdvantage Portfolio (series portfolios of Short-Term Investments Trust) dated October 6, 1999 included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectuses, "Independent Public Accountants" and "Note 6" to the Financial Statements in the Statements of Additional Information.


/s/ KPMG LLP

Houston, Texas
December 29, 2000